Exhibit 10.51

FOURTH AMENDMENT TO SUBLEASE

This Fourth Amendment to Sublease is made and entered into as of the          day of February, 2011 (“Effective Date”), by and between Ariba, Inc., a Delaware corporation (“Sublandlord”), and Motorola Mobility, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A. Sublandlord, as tenant, and Moffett Park Drive LLC, a California limited liability company (“Master Landlord”), as landlord, previously entered into the Technology Corners Triple Net Multiple Building Lease dated March 15, 2000, as amended by letter agreement dated September 11, 2000, a First Amendment to Lease dated January 12, 2001, a Second Amendment to Lease dated October, 31, 2002, a Third Amendment to Lease dated October 21, 2004, and a Fourth Amendment dated July 6, 2007 (collectively, the “Master Lease”), a copy of which is attached to the Sublease as Exhibit A and incorporated herein by this reference. Under the Master Lease, Master Landlord leases to Sublandlord certain premises located at 1111 Lockheed Martin Way in Sunnyvale, California, including four (4) free standing, four-story office and research and development buildings, and one (1) amenity building (collectively, the “Buildings”) and other improvements including a parking structure (collectively the “Project”). The four office and research development buildings are commonly known as: 803 Eleventh Avenue (“Building One”), 807 Eleventh Avenue (“Building Two”), 805 Eleventh Avenue (“Building Three”), and 809 Eleventh Avenue (“Building Four”). The amenity building (“Amenity Building”) is currently used as a fitness center. References in this Sublease to a “Building” shall refer to Buildings One, Two, Three and Four, and the Amenity Building, individually, and references in this Sublease to the “Buildings” shall refer to Buildings One, Two, Three and Four, and the Amenity Building, collectively, unless otherwise expressly stated.

B. Subtenant and Sublandlord entered in (i) a Sublease dated August 25, 2004, under which Sublandlord sublet to Subtenant the Premises, (ii) a First Amendment to Sublease dated October 7, 2004, (iii) a Second Amendment to and Restatement of Sublease dated October 21, 2004, (iv) a Third Amendment to Sublease dated March 31, 2008 and (v) Assignment and Assumption of Sublease between Motorola, Inc. and Motorola Mobility, Inc. dated July 31, 2010. Sublandlord and Subtenant now desire to further amend the Sublease.

C. Whereas; Sublandlord and Subtenant now desire to amend and modify certain portions of the Sublease to expand the Premises, all upon the terms and conditions set forth in the Sublease as further amended herein.

D. Capitalized terms used herein without definition shall have the same meaning as in the Master Lease.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

AGREEMENT

1. Capitalized Terms. Each capitalized term used in this Fourth Amendment shall have the meaning ascribed to it in the Sublease, unless such term is otherwise defined in this Fourth Amendment.

2. Definitions. The following definitions are hereby amended or added to the Sublease and this Fourth Amendment.

(a)	Premises. Beginning on the Building Two Expansion Premises Term Commencement Date, as defined below, and continuing until the Building Two Expansion Premises Term Expiration Date, this term shall be amended to mean, collectively, the Building Four Premises and the Building Two Expansion Premises (“Premises”). Upon the Building Two Expansion Premises Term Expiration, as further defined below, the term “Premises” shall only mean and refer to the Building Four Premises.

(b)	Building Two Expansion Premises. The entire Third floor of 807 Eleventh Avenue (“Building Two”) which the parties hereby conclusively agree contains a total of 43,771 rentable square feet, hereinafter referred to as the (“Building Two Expansion Premises”) and more particularly described on Exhibit A attached to this Fourth Amendment.

(c)	Building Two Expansion Premises Delivery Date. The date upon which the Sublandlord delivers actual possession of the Building Two Expansion Premises space to Subtenant (“Building Two Expansion Premises Delivery Date”). Sublandlord shall immediately deliver the Building Two Expansion Premises upon receipt of Master Landlord Consent to this Sublease Amendment. Subtenant shall have the right to immediate access to the Building Two Expansion Premises upon the Building Two Expansion Premises Delivery Date provided that Subtenant has provided proof of insurance, however, Subtenant shall not commence any work of any kind without first having obtained Sublandlord and Master Landlord’s approval per the terms and conditions set forth in the Sublease for improvements and alterations.

(d)	Building Two Expansion Premises Term Commencement Date. The Term of the Building Two Expansion Premises shall commence on the Building Two Expansion Premises Delivery Date, hereinafter referred to as the (“Building Two Expansion Premises Term Commencement Date”).

(e)

Building Two Expansion Premises Term Expiration Date. The Term of the Building Two Expansion Premises Sublease shall be Thirteen (13) Months from the Building Two Expansion Premises Term Commencement Date, in addition to any partial month in which the Building Two Expansion Premises is delivered. The Building Two Expansion Premises shall expire on the last calendar day of the 13th full calendar month following the Building Two Expansion Premises Term Commencement Date (“Building Two Expansion Premises Term Expiration”).

(f)	Building Two Expansion Premises Rent Commencement. Rent Commencement for the Building Two Expansion Premises shall be thirty (30) days after the Building Two Expansion Premises Delivery Date, hereinafter referred to as the (“Building Two Expansion Premises Rent Commencement”).

(g)	Building Two Expansion Premises Monthly Base Rent.

i.	During the term of the Building Two Expansion Premises, to reflect the Building Two Expansion Premises the term “Monthly Base Rent” shall be amended to include the monthly base rent payable for the Building Two Expansion Premises as provided herein below. The terms “Base Rent” and “Monthly Base Rent” as used in the Sublease shall mean Monthly Base Rent as so revised.

ii.	Commencing on the Building Two Expansion Premises Rent Commencement Date, and continuing through the Building Two Expansion Premises Expiration Date, the Monthly Base Rent for the Building Two Expansion Premises shall be Thirty Seven Thousand Two Hundred Six and 20/100 Dollars ($37,206.20).

(h)	Subtenant’s Project Share. Commencing on the Building Two Expansion Premises Rent Commencement Date, Article 17 of the Basic Sublease Information in the Second Amendment to and Restatement of Sublease “Subtenant’s Project Share” shall be amended as follows:

“Commencing on the Building Two Expansion Premises Term Commencement Date through the Building Two Expansion Premises Expiration Date:   18.87%

Commencing on the Building Two Expansion Premises Expiration Date through the Sublease Expiration Date:         12.75%” Sublandlord and Subtenant conclusively agree that such Subtenant’s Project Share, upon the Building Two Expansion Premises Expiration Date, is identical to Subtenant’s Project Share immediately prior to the Building Two Expansion Premises Commencement Date.

(i)	Subtenant’s Building Share. Commencing on the Building Two Expansion Premises Term Commencement Date, Article 17 of the Basic Sublease Information in the Second Amendment to and Restatement of Sublease “Subtenant’s Building Share” shall be deleted and replaced with the following:

“Subtenant’s Building Share for Building 4, constituting the entire Third and Fourth Floors of Building 4 through Sublease Expiration Date: 52.15%

Commencing on the Building Two Expansion Premises Term Commencement Date through the Building Two Expansion Premises Expiration Date, Subtenant’s Building Share for Building 2, constituting the entire Third Floor of Building 2: 25.00%” Sublandlord and Subtenant conclusively agree that the Subtenant’s Building Share, upon the Building Two Expansion Premises Expiration Date, is identical to Subtenant’s Building Share immediately prior to the Building Two Expansion Premises Term Commencement Date.

(j)	Furniture. Commencing on the Building Two Expansion Premises Term Commencement Date through the Building Two Expansion Premises Expiration Date, the term “Furniture” as used in the Sublease shall collectively mean the furniture in the Sublease Premises and the Building Two Expansion Premises.

3. Building Two Expansion Premises Delivery Condition. On the Building Two Expansion Premises Delivery Date, Sublandlord shall deliver the Building Two Expansion Premises in “as-is” broom clean condition. Sublandlord shall deliver the Building Two Expansion Premises together with the existing furniture, fixtures and equipment for Subtenant’s use during the term, as more particularly described and attached hereto as Exhibit B to this Fourth Amendment , subject to all of the terms and conditions of under the Sublease.

4. Brokers.

(a) Each party to this Fourth Amendment represents and warrants to the other party that it has had no dealings with any broker or agent in connection with this Fourth Amendment except for USI Real Estate Brokerage Services, Inc., the real estate representative of Subtenant, and Newmark Pacific, Inc., the exclusive real estate representative of Sublandlord.

(b) Sublandlord will pay a commission to USI Real Estate Brokerage Services, Inc. and Newmark Pacific, Inc. pursuant to a separate agreement.

5. Master Landlord Consent. The parties acknowledge that, under the terms of the Master Lease, this Fourth Amendment to Sublease requires the prior written consent of Master Landlord. In accordance with this Master Lease requirement, Sublandlord and Subtenant acknowledge and agree that this Fourth Amendment to Sublease is expressly conditioned upon obtaining Master Landlord’s prior written consent in such form as is mutually agreeable to the parties in their reasonable discretion.

6. Initial Subtenant Improvements. At its sole cost and expense, Subtenant shall have the right to construct certain initial leasehold improvements to the Building Two Expansion Premises in accordance with the Work Letter attached hereto as Exhibit C (the “Initial Building Two Expansion Premises Improvements”); provided that such improvements comply with the provisions of Section 6.03 of the Master Lease (including the requirement to obtain the Master Landlord’s Consent thereto), and that upon the Building Two Expansion Premises Expiration Date, that Subtenant shall surrender the Premises together with the Improvements, or remove the same upon request by Sublandlord or Master Landlord, as is consistent with the terms and conditions of the Sublease. ?

7. Signage: Upon written approval of Sublandlord which shall not be unreasonably withheld or delayed, and at Subtenant’s sole cost and expense, Subtenant shall be permitted to install signage in the ground floor lobby of Building Two, on the building’s standard directory board, and inside the Building Two Expansion Premises.

8. Utilities and Services: Sublandlord shall provide to Subtenant the Utilities and Services as outlined in Section 7.1 of the Sublease, however, with regard to the Building Two Expansion Premises, Section 7.1(b) shall be amended to include the following:

“(iii) Sublandlord shall install meters to measure the cost of electricity consumed by Subtenant in the Building Two Expansion space during the Building Two Expansion Premises Term and Subtenant shall be responsible to reimburse 100% of the cost of utilities for the Building Two Expansion Premises, during the Building Two Expansion Premises Term, and Subtenant shall remit the same within thirty (30) days of receipt of invoice.”

9. Miscellaneous.

(a) This Fourth Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, estates, personal representatives, successors and assigns.

(b) This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of California.

(c) This Fourth Amendment constitutes the entire understanding and agreement of Sublandlord and Subtenant with respect to the specific subject matter hereof, and shall supersede and replace all prior understandings and verbal representations. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations or warranties with respect to the subject matter of this Fourth Amendment except as expressly set forth herein.

(d) This Fourth Amendment may not be modified, amended or terminated except pursuant to a written instrument duly executed by the parties hereto, or their successors in interest.

(e) Sublandlord and Subtenant shall each bear their own costs and expenses with respect to the negotiation, preparation and execution of this Fourth Amendment.

(f) Each party acknowledges that it has been represented by counsel with respect to this Fourth Amendment and accordingly, each party represents to the other party that it has read and understood the terms hereof and the consequences of executing this Fourth Amendment. Each party further waives any right it may have to require the provision of this Fourth Amendment to be construed against the other party who drafted the same.

(g) If any term or provision of this Fourth Amendment shall be deemed or held, by any court or authority having property jurisdiction to be invalid, illegal, void or unenforceable, the remaining terms and provisions hereof shall nevertheless remain in full force and effect with the intent that the purpose of this Fourth Amendment will be accomplished.

(h) Each party acknowledges and agrees that except as may be amended by the terms and conditions of this Fourth Amendment, the terms, covenants and conditions of the Sublease and Consent are hereby ratified and confirmed. Upon the consent of the Master Landlord to a fully executed copy of the Fourth Amendment to Sublease, this Fourth Amendment shall be incorporated into and made a part of the Sublease, and all provisions of the Sublease not expressly modified or amended hereby shall remain in full force and effect. As amended hereby, the Sublease is hereby ratified and confirmed by Sublandlord and Subtenant. To the extent the terms hereof are inconsistent with the terms of the Lease, the terms hereof shall control.

(SIGNATURES CONTAINED ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Fourth Amendment as of the day and year first above written.

SUBLANDLORD: ARIBA, INC., a Delaware Corporation

By:	/s/ Chris Cavanaugh

Title:	VP & Corporate Controller

SUBTENANT: MOTOROLA Mobility, INC., a Delaware corporation

By:	/s/ John Musnicki

Title:	Director of Real Estate & Facilities